Exhibit 10.11

Guarantee Agreement

Agricultural Bank of China

Creditor:	Agricultural Bank of China Shanghai Xuhui Sub-branch

Debtor:	Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd.

Guarantor:	Shanghai SIMIC Electronics Co., Ltd.

Date:	March 3, 2007

WHEREAS, Debtor and Creditor will enter into a series of credit agreements (each, a “Main Agreement,” collectively, “Main Agreements”) subject to the provisions on the duration and maximum guarantee amount in Section I of this Agreement. Guarantor agrees to provide guarantee (the “Guarantee”) for Debtor’s indebtedness to Creditor under the Main Agreements. Pursuant to the relevant laws and regulations in China, the parties now enter into this Agreement.

Section I. Guaranteed Obligations and Maximum Guarantee Amount

1.	Guarantor agrees to guarantee Debtor’s obligations towards Creditor incurred from March 3, 2007 to March 2, 2008 (the “Debt Period”) up to RMB 60,000,000 (the “Maximum Guarantee Amount”). Obligations denominated in foreign currencies shall be converted at the selling rates on the date of the transactions. The maturity date of any of the obligations incurred during the Guarantee Period shall be no later than March 2, 2009. The types of obligations thus guaranteed are: RMB/foreign currency loan, commercial draft discount, acceptance of bank draft, issuance of letter of credit without or with reduced deposit, export financing, import financing, export packing finance and bank guarantee.

2.	Subject to the Debt Period and the Maximum Guarantee Amount, Debtor can apply to use the above bank credit facilities in a revolving manner. The commencement date, the maturity date, the interest and the amount will be determined based on the Main Agreements or relevant proof of credit.

3.	Subject to the Debt Period and the Maximum Guarantee Amount, no other Guarantee procedures will be necessary when Creditor provides Debtor with loans and other credit facilities as specified in this Agreement.

4.	Subject to the Debt Period and the Maximum Guarantee Amount, Guarantor shall guarantee each obligation of Debtor towards Creditor in its original currency, regardless of what that may be.

Section II. Scope of Guarantee

The Guarantee applies to principal, interest, penalty interest, compound interest, penalty for breach, damages and litigation expenses, attorney fees and any other costs incurred by Creditor in enforcing its rights. Guarantor agrees to be jointly and severally liable for any amount exceeding the Maximum Guarantee Amount as a result of exchange rate fluctuation.

Section III. Form of the Guarantee

The Guarantee is joint and several. If there are more than one guarantor under this Agreement, the guarantors are jointly and severally liable.

Section IV. Guarantee Period

1.	Guarantor’s Guarantee period for any obligation ends two years after the maturity date of such obligation.

2.	Guarantee period for acceptance of bank draft, issuance of letters of credit without or with reduced deposit and bank guarantee ends two years after Creditor assumes such obligation.

3.	Guarantee period for commercial draft discount ends two years after the maturity date of such discounted commercial draft.

4.	If Creditor and Debtor agree to extend the maturity date of a guaranteed obligation set forth in a Main Agreement, the Guarantee period for that obligation is extended to two years after the new maturity date of that obligation.

5.	If the maturity of a guaranteed obligation set forth in a Main Agreement is accelerated by Creditor as required by laws, regulations or the Main Agreement, the Guarantee period ends two years after the new accelerated maturity date.

Section V. Guarantor’s Commitments

1.	Guarantor shall provide true, complete and valid financial statements and other related data and information.

2.	If Debtor defaults on its obligations, Guarantor agrees to perform its guarantee obligation.

3.	If Guarantor fails to perform, Creditor has the right to debit the relevant amount from any of Guarantor’s accounts.

4.	Guarantor shall inform Creditor in writing within 5 days upon the occurrence of the following with respect to Guarantor:

1)	Changes in affiliation relationships, senior management, charter documents, and organizational structure;

2)	Suspension of business, closure of business, cancellation of registration, revoking of business license;

3)	Deterioration of financial status, material difficulties in operation and production or material litigation or arbitration event;

4)	Change in name, address, legal representative, and contact information; or

5)	Any other events adverse to Creditor’s interest.

5.	Guarantor shall give Creditor 15 days’ written notice and obtain Creditor’s written consent before it engages in the following activities:

1)	Capitalization restructuring or operating system change, including, but not limited to, contracting, lease, shareholding reform, affiliating, merge, acquisition, split-off, establishment of joint venture, transfer of assets, application for suspension of business for restructuring, application for dissolution, and application for bankruptcy; or

2)	Guaranteeing for a third party or mortgaging or pledging its major assets in favor of itself or a third party, which may affect Guarantor’s ability to perform under this Agreement.

6. For any obligation of Debtor’s that is secured by property, Guarantor agrees to perform its guarantee obligation before the security is foreclosed to satisfy Creditor’s claims.

7. If either Debtor or Guarantor breaches any provision of a Main Agreement or this Agreement, Creditor has the right to declare the maturity of the indebtedness guaranteed by this Agreement, in which case Guarantor shall be jointly and severally liable for the repayment of all such indebtedness.

Section VI. Breach

Both Creditor and Guarantor shall perform their obligations under this Agreement once it becomes effective. Any non-performing party shall be liable for damages caused to the other party.

Section VII. Dispute Resolution

Any disputes under this Agreement may be solved by negotiation or litigation at the courts at Creditor’s location.

During the period of litigation, the non-disputable provisions of this Agreement shall still be performed.

Section VIII. Miscellaneous

1.	Guarantor shall keep itself informed of Debtor’s operation status, its incurrence of indebtedness as specified in this Agreement and performance of obligations as referred to in this Agreement. The Main Agreements, proof of borrowing and proof of lending are not delivered to Guarantor.

2.	If the sum of all obligations as provided in Section II exceeds the Maximum Guarantee Amount, Guarantor shall remain jointly and severally liable for all such obligations.

Section IX. Effectiveness

This Agreement becomes effective upon the parties’ signing or affixing their seals.

Section X This Agreement shall be executed in three (3) counterparts with each party retaining one (1) counterpart. Each counterpart shall be deemed an original and together shall constitute one and the same instrument.

Section XI Reminder

Creditor has reminded Guarantor to fully and accurately interpret the provisions in this Agreement, and has provided explanations at Guarantor’s request. All parties to this Agreement have agreed upon the meaning therein.

Creditor (stamp)	Guarantor (stamp)

Person in charge	Legal Representative
or Authorized agent	or Authorized agent